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                                                                   Exhibit 11.01

                            BROOKS AUTOMATION, INC.

                      Computation of Net Income Per Share

                    (in thousands, except per share amounts)
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                                             YEAR ENDED SEPTEMBER 30,
                                               1996    1995    1994
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Net income applicable to common share.......  $8,497  $4,945  $1,616
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Weighted average shares outstanding:
        Common stock........................   7,503   5,758   3,526
        Assumed conversion of stock
          options and warrants..............     696     806     571
        Shares issuable pursuant to SAB 83
          using the treasury stock method...       -     239     948
                                              ------  ------  ------
               Total shares.................   8,199   6,803   5,045
                                              ======  ======  ======
        Net income per share................  $ 1.04    $.72    $.32
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